Exhibit 99.1

DELTAGEN ANNOUNCES DISCOVERY OF DRUG TARGET FOR
POTENTIAL TREATMENT OF RHEUMATOID ARTHRITIS

Redwood City, Calif., July 18, 2002—Deltagen, Inc. (NASDAQ: DGEN) announced today discovery of a drug target, designated DT022I, for the potential treatment of inflammatory diseases, including rheumatoid arthritis. DT022I marks the third drug development target announced by Deltagen to originate from its Inflammatory Disease Program.

DT022I, a G protein-coupled receptor (GPCR) of the chemokine subfamily, is expressed on a number of leukocyte subsets, including those that play significant roles as effector cells in inflammatory responses. Experimental studies performed by Deltagen indicate that antagonism of DT022I, as modeled in knockout mice, may represent a potential treatment of inflammatory diseases such as rheumatoid arthritis. In this model, mice were challenged with monoclonal antibodies against type II collagen, a challenge known to induce an arthritogenic response. Control mice exhibited a severe inflammatory response in the joints, which shared many histological hallmarks with human rheumatoid arthritis, including bone and cartilage destruction. However, female mice, in which the gene responsible for DT022I was knocked out, appeared to be completely resistant to joint inflammation induced by the arthritogenic antibody challenge.

“Using our systems biology approach, we believe we have identified a novel target that has potential clinical applications in a variety of important inflammatory diseases, including rheumatoid arthritis,” said Mark Moore, Ph.D., chief scientific officer at Deltagen.

Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and advance the development of new genomic-based medicines. Through its Target Research and Development program, Deltagen has established drug discovery programs in the areas of oncology, metabolic disorders and inflammatory diseases. Deltagen’s principal database product, DeltaBase™, provides a database of invivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently has secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase collaborators include Pfizer, Inc., GlaxoSmithKline plc, Merck & Co., Lexicon Genetics, Inc. and Vertex Pharmaceuticals, Inc.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to our ability to identify drug candidates including drug candidates relevant to DT022I, uncertainties related to product and drug development, dependence on proprietary technology, uncertainties related to third-party patents and other intellectual property, cited in the risk factors sections of the Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

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